Exhibit 10.16

SOLARWINDS SOFTWARE EUROPE LIMITED

-AND-

DAVID OWENS

EMPLOYMENT AGREEMENT

THIS AGREEMENT made the 23rd day of March 2007

BETWEEN

SOLARWINDS SOFTWARE EUROPE LIMITED having its registered office at Deloitte, 6 Lapps Quay, Cork Ireland (the “Company”)

-AND-

DAVID OWENS of ‘Dunedin’ Old Blackrock Road, Cork, Ireland (the “Executive”).

NOW IT IS HEREBY AGREED as follows:-

1	INTERPRETATION

1.1	Definitions

In this Agreement unless the context otherwise requires or unless otherwise specified:-

“Associated Undertaking” means any undertaking which from time to time is a subsidiary undertaking of the Company or is the parent undertaking of the Company or a subsidiary undertaking of any such parent undertaking and for the purposes of this definition “subsidiary undertaking “and “parent undertaking” shall have the meanings respectively given to them by Regulations 4 and 3 of the European Communities (Companies: Group Accounts) Regulations, 1992;

“Benefit Plan” means the Plan the Employee Handbook

“Board” means the board of directors from time to time of the Company;

“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks are generally open for business in Ireland;

“Change of Control” means a transaction or series of transactions which result in the shareholders of the Company owning less than 50% of the voting securities of the Company provided however that a firmly underwritten public offering of the Common Stock shall not be deemed a change of control;

“Chief Financial Officer” means Kevin Thompson;

“Commencement Date” means April 2, 2007;

“Common Stock” means the Ordinary shares in the Company;

“Confidential Information” means matters relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company and its subsidiaries, any proprietary information, whether or not protectible as a trade secret which provides an advantage to a competitor or which a party wishes to designate as confidential for a valid business reason or, without prejudice to the generality of the foregoing, which concerns the business, finance or organisation of the Company or the Group, their suppliers or customers which shall have come to his knowledge during the course of the Executive’s employment. By way of illustration only and not limitation information will prima facie be confidential if it relates to trade secrets, research and developments, IPR (as defined below), any materials incorporating IPR in whatever form, software (object or source codes), suppliers, current activities and current and future plans relating to the development of new products, or technical design or specifications of the products of the Company or the Group;

“Group” means the Company and all Associated Undertakings;

“Ireland” means the Republic of Ireland;

“Managing Executive” means any executive designated by the Chief Financial Officer or any other member of the management team to which the Executive reports;

“Pension Plan” means the Company’s pension plan with Mercer dated April 2, 2007;

“Proprietary Invention Agreement” means the Company Employee Proprietary Invention Agreement signed by the employee.

“Relevant Business” means the business of the Company consisting of SolarWinds Software Europe and any parent or subsidiary that is resident in Europe;

“Stock Option Plan” means the Company’s stock option plan dated 2005

“Territory” means in the Irish jurisdiction;

“Termination Date” means the date on which the employment of the Executive under this Agreement shall determine irrespective of the cause or manner.

“Vacation Policy” means the vacation policy described in the Employee Handbook.

1.2	Interpretation

In this Agreement unless the context otherwise requires or unless otherwise specified:-

1.2.1	any reference to any statutory provision, or to any order or regulation shall be construed as a reference to that provision, order or regulation as extended, modified, replaced or re-enacted from time to time (whether before or after the date of this Agreement) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of this Agreement);

1.2.2	words denoting any gender include all genders and words denoting the singular include the plural and vice versa;

1.2.3	headings are for convenience only and shall not affect the construction or interpretation of this Agreement;

1.2.4	if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day; and

2	APPOINTMENT

2.1	Subject to the provisions of clause 18, as and from the Commencement Date the Company shall employ the Executive and the Executive shall serve the Company as its Vice President EMEA Finance and Operations on the terms and subject to the conditions contained in this Agreement until terminated by either party giving to the other not less than three months notice in accordance with the provisions of clause 2.3 hereof.

2.2	Subject to the provisions of clause 18, if the Executive’s employment is terminated at any time within 12 months of the Commencement Date the Executive shall be entitled to receive a lump sum payment in an amount equivalent to 6 months of the Base Salary (as hereinafter defined).

2.3	The Executive hereby acknowledges that no previous service or association with the Company (if any) shall be considered continuous or reckonable service. No previous period of employment with any other employer shall be treated as continuous employment with the Company.

2.4	It is acknowledged by the Executive that on notice being served for any reason by either party to terminate the Executive’s employment hereunder in accordance with clause 2.1 above the Company shall be entitled to make payment to the Executive in lieu of notice, in which case the Executive’s employment shall terminate with immediate effect.

3	PLACE OF WORK

The Executive’s normal place of work shall be at City Gate Mahon, Cork, or at such other place of business as the Board shall reasonably require. In addition, the Executive shall be required and hereby agrees to travel to such places (whether inside or outside Ireland) and in such manner and on such occasions as the Board may from time to time require in pursuance of his duties hereunder.

4	HOURS OF WORK

The Executive’s hours of work are Monday to Friday 9.00 am until 5.30 pm and at such other times as may be required by the needs of the Company or the nature of the Executive’s duties. The Executive shall not be entitled to receive any additional remuneration for work outside normal working hours.

5	RETIREMENT

If not previously terminated, this Agreement will be terminated by reason of retirement of the Executive at the end of the month in which the Executive’s 65th birthday occurs without compensation.

6	WARRANTY

The Executive warrants that:

6.1.1	in entering into this Agreement he is not and will not be in breach of any agreement with or obligations owed to any third party, including any current or previous employer; and

6.1.2	all representations made at any interview or meeting with the Company regarding academic and/or professional qualifications, career history or level of experience are true and complete in all material respects.

7	DUTIES

7.1	The Executive shall during his employment hereunder:-

7.1.1	report to the Chief Financial Officer or such other Managing Executive as designated by the Chief Financial Officer

7.1.2	faithfully and diligently undertake and perform such duties and exercise such powers, authorities and discretions in relation to his position as Vice President EMEA Finance and Operations with responsibility for Finance and Operations of the EMEA operations and such other business as the Board may from time to time, at its sole discretion assign or delegate to or vest in him on such terms and subject to such conditions and restrictions as the Board may from time to time at its sole discretion determine or impose; and

7.1.3	(unless prevented by ill health or accident and except during holidays permitted by this Agreement) devote the whole of his time, attention, abilities, expertise, skills and ingenuity to carrying out his duties hereunder during normal working hours and at such other times as may be required by the needs of the Company or the nature of the Executive’s duties; and

7.1.4	carry out his duties in a proper and efficient manner and use his best endeavours to maintain, protect, promote and extend the business, interests, reputation and welfare of the Company and of any Associated Undertaking; and

7.1.5	comply with all lawful resolutions, regulations and directions from time to time given to him by the Board and with all rules and regulations from time to time laid down by the Company concerning its executives which are not inconsistent with this Agreement; and

7.1.6	report to the Board and at all times keep the Board promptly and fully informed (in writing if so requested) of his conduct and of the business and affairs of the Company and provide such explanations as the Board may require in connection therewith; and

7.1.7	comply with the performance objectives agreed, as adjusted from time to time, between the Executive and the Board; and

7.1.8	carry out his duties and exercise his powers jointly with any other person or persons appointed by the Board to act jointly with him.

7.2	Notwithstanding the above, the Executive shall be permitted (to the extent such activities do not in the aggregate materially interfere with the performance of his duties and responsibilities hereunder) to

7.2.1	manage his own personal, financial and legal affairs; and

7.2.2	serve on civic, educational, philanthropic or charitable boards or committees; and

7.2.3	serve on any other corporate board or committee as long as such board or committee is disclosed to the Company and does not cause a conflict of interest with the Executive’s duties at the Company.

8	EXCLUSIVITY OF SERVICE

The Executive shall not during the course of his employment (except as a representative of the Company) undertake nor, directly or indirectly be engaged,

concerned or interested in any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise) or become an employee, officer, servant or agent of or consultant to any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise).

9	NO OBLIGATION TO PROVIDE WORK

During the continuance of his employment hereunder (including, but not limited to, any period after notice of termination has been served), there shall be no obligation on the Company to require the Executive to work or perform any duties and if the Company gives written notice to the Executive that it requires the Executive not to work or perform any duties for any given period, then during such period the Executive:-

9.1.1	shall not, without written permission of the Company, be entitled to access to any premises of the Company or any Associated Undertaking; and

9.1.2	shall continue to receive his salary as provided for by Clause 10.

10	SALARY AND BENEFITS

10.1	During the continuance of his employment under this Agreement, the Executive shall be paid a salary at the rate of €130,000 per annum as and from the Commencement Date (the “Base Salary”). The Base Salary (and any bonus payment pursuant to clause 10.2) shall accrue from day to day and shall be payable in accordance with the regular payroll practices of the Company, shall be reviewed annually and shall be subject to change from time to time by the Company at its sole discretion. Such payment shall be subject to the deduction of income tax (PAYE), pay related social insurance contributions (PRSI) and such other deductions which the Company is obliged by law or requested by the Executive or entitled under this Agreement to make.

10.2	During his employment, the Executive shall be eligible for a bonus, paid on a quarterly basis, targeted at 15% of the Executive’s Base Salary and will be based on the attainment of certain quarterly corporate and individual performance objectives mutually agreed upon in advance by the Executive and the Managing Executive. All payments hereunder will be made in accordance with the regular payroll practices of the Company. The Executive will still be eligible for an “excess bonus” in the event that the Company exceeds it operating objectives during any quarterly or annual period.

10.3	The Executive shall be entitled to participate in the Company’s Employee Benefit Plan and Vacation Policy. The Executive’s participation will be subject to the terms of the applicable plan documents and Company policies.

10.4	Subject to the terms of the Benefit Plan the Company shall make a monthly pension contribution equivalent to 6% of the Executive’s salary. The Executive shall also be entitled to a Death in Service benefit pursuant to the terms of the Company’s Pension Plan.

10.5	The Company shall, to the extent permitted by law, be entitled to deduct from the Executive’s salary all sums from time to time owed by the Executive to the Company or any Associated Undertaking, and by his execution hereof, the Executive hereby consents to the deduction of such sums.

11	EXPENSES

11.1	The Company shall reimburse to the Executive such reasonable travelling, hotel, and other out of pocket expenses properly and wholly, exclusively and necessarily incurred by him in the proper performance of his duties and approved by the Board subject to the production of evidence of expenditure satisfactory to the Company.

11.2	Where and if the Company issues a Company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under clause 11.1 above.

12	SHARE OPTIONS

12.1	As of the Commencement Date the Company shall grant the Executive an option to purchase 30,000 shares of common stock of the Company (the “Option”), at an exercise price equal to the Fair Market Value (as such term is defined in the Stock Option Plan). The terms of the Option are set out in the Stock Option Plan.

12.2	In the event of the termination of employment or a constructive dismissal of the Executive within twelve (12) months of a Change of Control an amount equalling 50% of the Option of 30,000 shares (i.e. 15,000 options) shall immediately and fully vest as of the date of such termination. The Employee will have 90 days from the date of termination to exercise such vested stock options

13	HEALTH INSURANCE/EMPLOYEE BENEFIT SCHEME

The Company shall procure that the Executive shall be included in a private health insurance scheme and shall during the course of the employment of the Executive hereunder maintain all the necessary payments thereto on behalf of the Executive.

14	ANNUAL LEAVE

14.1	The Executive shall be entitled to 20 days annual leave (in addition to statutory public holidays) in each calendar year to be taken at such time or times as the Board considers most convenient and subject to the allocation by the Board of mandatory annual leave in the month of December each year and subject to any policies outlined in the Employee Handbook.

14.2	The Company’s holiday year commences on 1 January and ends on 31 December. The Executive must agree all annual leave in advance with the Board. Salary in lieu of annual leave will not be paid by the Company.

15	INCAPACITY AND DEATH

15.1	This Agreement shall automatically terminate in the event of the Executive’s death. No severance pay or other separation benefits will be paid in the event of such termination save for payment to the Executive’s beneficiaries of:-

15.1.1	any accrued Base Salary; and

15.1.2	any bonus compensation earned and any vested deferred compensation or stock options (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan); and

15.1.3	any benefits under any plans of the Company in which the Executive is a participant to the full extent of the Executive’s rights thereunder and any accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all calculated up to the date of termination (collectively “Accrued Compensation”).

15.2	If the Executive is absent from work due to illness or accident he shall notify his manager not later than 10.00 am on the first day of absence. If this incapacity continues for three or more consecutive days he shall submit a doctor’s certificate in a form satisfactory to the Company confirming his inability to attend work

15.3	If the Executive is absent from work due to illness or accident duly notified and certified in accordance with clause 15.2, the Company may at its own discretion continue to pay the Executive’s salary on an ongoing basis in accordance with the Company’s sick pay practice.

15.4

The remuneration paid under clause 15.3 (if any) shall include any sick pay to which the Executive is entitled by law and shall be reduced by the amount of any social welfare or other benefits recoverable by the

Executive whether or not recovered. The Executive shall notify the Company of any social welfare or other benefits recoverable by him.

15.5	In the event that the Executive is incapable of performing his duties by reason of injuries sustained wholly or partly as a result of actionable negligence nuisance or breach of any statutory duty on the part of any third party all payments made to the Executive by the Company under this clause 15 shall to the extent that compensation is recoverable from that third party constitute loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of employment) and shall be repaid when and to the extent that the Executive recovers compensation for loss of earnings from that third party by action or otherwise.

16	USE OF INTELLECTUAL PROPERTY

16.1	This clause applies to all IPR which is produced, created, invented or discovered by the Executive whether alone or with any other person at any time during the continuance of the Executive’s employment with the Company up to and including the effective date of the Executive’s resignation, which relates directly or indirectly to the business from time to time carried on by the Company or which may, in the opinion of the Company, be capable of being used or adopted for use therein, including, without limitation, all IPR which is conceived, first reduced to practice or writing, or developed in whole or in substantial part in the course of the Executive’s employment up to and including the date of the Executive’s resignation pursuant to this Agreement, with the Company.

16.2	The term “IPR” shall mean any and all patents, trade marks, service marks, registered designs, drawings, utility models, design rights, inventions, discoveries, ideas, methods, techniques, copyright (including the copyright in software in any code), database rights, trade secrets and other confidential information, technical information, business ideas, concepts, know-how, business or trade names, goodwill and all other intellectual property and rights of a similar or corresponding nature in any part of the world, whether registered or not, or capable or registration or not, and including all applications and the right to apply for any of the foregoing rights.

16.3	All IPR to which this clause applies shall to the fullest extent permitted by law, belong to, vest in and be the absolute sole and unencumbered property of the Company.

16.4	The Executive hereby:

16.4.1	undertakes to notify and disclose to the Company in writing full details of all IPR forthwith and at the latest on the date of the Executive’s resignation pursuant to this Agreement upon the production, invention or discovery of the same, and promptly whenever requested by the Company, and prior to or on such date, to deliver up to the Company all correspondence and other documents papers and records and all copies thereof in the Executive’s possession, custody or power relating to any IPR;

16.4.2	undertakes to hold on trust for the benefit of the Company any IPR to the extent that the same may not be, and until the same is, vested absolutely in the Company;

16.4.3	as legal and beneficial owner with full title guarantee free from all third party rights hereby grant and assign (and so far as the IPR is unwritten at the date hereof, by way of immediate assignment of future copyright), free from all liens charges and encumbrances, the entire IPR, including without limitation the copyright, as well as all rights in the nature of copyright throughout the world (including without limitation rental and lending rights and satellite and cable retransmission rights and all other so-called “action” rights and all accrued rights of action) and all other rights title and interest of whatsoever nature in and to the IPR whether now known or in the future created to which the Executive is now or may in the future be entitled, in any and all media throughout the world for the full period of copyright therein including all renewals, revivals and extensions thereof and thereafter (insofar as the Executive is able so to do) in perpetuity, to hold the same unto the Company absolutely;

16.4.4	irrevocably, unconditionally and in perpetuity waive the benefits of any provision of law known as the “droit moral” or any similar law of moral rights in any country of the universe and hereby agree not to institute support maintain or permit any action or lawsuit on the ground that any work incorporating in whole or in part the IPR in any way constitutes an infringement of any of the Executive’s droit moral or moral rights or contains unauthorised variations alterations adaptations modifications changes or translations;

16.4.5	acknowledges that this agreement constitutes a full buy out of all the Executive’s rights entitlements and interests in relation to the IPR and that the within consideration represents equitable, full and adequate remuneration for the purposes of repeat, reuse, aerial reuse fees, any rental or lending rights and all so-called rights of communication to the public by satellite and cable retransmission rights now known or hereafter invented which may be vested in the Executive by the laws of this or any other jurisdiction and which rights the Executive now hereby irrevocably, unconditionally and in perpetuity grant and assign unto the Company;

16.4.6	undertakes at the expense of the Company, at any time in the future subsequent to the Executive’s resignation pursuant to this Agreement, to execute all such documents, make such applications, give such assistance and do such acts and things (including procuring third parties to do any of the foregoing) as may in the opinion of the Company be necessary or desirable to assign all right, title and interest in the IPR to the Company and/or vest legal and beneficial interest in the IPR to the Company and/or register any and all of the IPR (including, without limitation, to obtain letters patent) in the name of the Company, and otherwise to protect and maintain the IPR;

16.4.7	irrevocably appoints the Company or its nominee as the Executive’s attorney to execute and sign as the Executive’s act and deed in the Executive’s name and on the Executive’s behalf all documents as the Company may consider requisite for the perfection of the pledge hereby evidenced;

16.4.8	confirms that the Executive will be the sole and absolute owner free from encumbrances of the copyright and all like rights in the IPR, and that the Executive will not at any time do, or omit to do, or authorise anything in relation to the IPR whereby any right of copyright therein, or other protection afforded to the IPR in any part of the universe, may be lost, destroyed or otherwise impaired, or be incapable of being obtained.

16.5	To the extent that by law any IPR or the rights therein do not, or are not permitted to or cannot, vest in or belong to the Company, the Executive agrees immediately upon the same coming into existence to offer to the Company a right of first refusal to acquire the same on arms length terms to be agreed between the Executive and the Company, and in the absence of agreement within thirty days of such offer to be decided upon by an arbitrator to be appointed by the President for the time being of the Law Society of Ireland (whose decision shall be final and binding on the parties and whose costs shall be borne equally by the parties).

17	DISCIPLINE

17.1	In the event of perceived misconduct, the Board or in exceptional circumstances the chairman will be entitled to suspend the Executive forthwith in order to consider and investigate the allegation and decide what action or procedure it would be appropriate to adopt. Remuneration shall be paid to the Executive during any such suspension. In all disciplinary matters, the Executive will be presented in writing with the totality of the allegations outstanding against him, will be given the right to respond, will have the opportunity to be represented at any disciplinary hearing by a colleague and will have the opportunity to call witnesses to support his case.

17.2

Gross misconduct, such as fraud, dishonesty, flagrant contravention of written or oral instructions, breach of client or company security, assault, personal behaviour which causes distress or embarrassment to other members of staff and any other action, either during or outside working hours, which renders undesirable the Executives continued employment by the Company will result in immediate dismissal.

18	TERMINATION

18.1	Notwithstanding the provisions of clause 2 above, this Agreement may be terminated forthwith by the Company without prior written notice to the Executive if at any time:

18.1.1	he commits any serious or material breach or repeated breaches of his obligations under this agreement and (if capable of remedy) fails to remedy the same within 14 days of being called upon to do so by the Board; or

18.1.2	he neglects or fails or refuses to properly discharge any of the duties properly assigned or delegated to him hereunder and (if capable of remedy) fails to remedy same within 14 days of being called upon to do so by the Board; or

18.1.3	he is guilty of dishonesty or gross misconduct or wilful neglect in the discharge of his duties or the performance of his powers hereunder which has materially and demonstrably injured the finances or future business of the Company or any Associated Undertaking; or

18.1.4	he is adjudicated bankrupt or commits any act of bankruptcy or makes any arrangement or composition with his creditors; or

18.1.5	he becomes of unsound mind or shall be or become a patient for the purposes of any mental health acts; or

18.1.6	he is convicted of any criminal offence (other than a road traffic offence which does not result in a custodial sentence) which in the reasonable opinion of the Board may affect his position in or the reputation of the Company; or

18.1.7	he is guilty of any conduct which brings himself, the Company or any Associated Undertaking into disrepute; or

18.1.8	he is convicted of or confesses to any felony or any other act of fraud, misappropriation, embezzlement, or the like involving the Company’s property; or

18.1.9	he materially breaches this Agreement; or

18.1.10	he willfully disregards commercially reasonable and lawful directives from the Managing Executive after receiving a written demand for performance that sets forth the factual basis for the Company’s belief that the Executive has not substantially performed his duties or has willfully disregarded directives from the Managing Executive; or

18.1.11	where a majority of the Board have indicated in a meeting that they have lost confidence in his ability to perform his role.

18.2	In the event that the Executive’s employment is terminated within twelve (12) months of a Change of Control the Executive shall receive:-

18.2.1	any accrued but unpaid Base Salary, holiday or bonus payment

18.2.2	a lump sum cash severance amount equivalent to 3 months of the Executive’s salary (less deductions) at the date of termination.

19	RECONSTRUCTION OR AMALGAMATION

If before the termination of this Agreement the employment of the Executive under this Agreement is terminated by reason of liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation or with any Associated Undertaking, on terms and conditions not less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company in respect of the termination of his employment under this Agreement.

20	EXECUTIVE’S OBLIGATIONS ON TERMINATION

20.1	Upon the termination of this Agreement howsoever arising, the Executive hereby agrees that he shall immediately at the request of the Company deliver up to the Company all Company property which may be in his possession or under his control including but not limited to all correspondence, documents, memoranda, papers, writing, keys, credit cards, business cards and all other property of or relating to the Company or any Associated Undertaking.

20.2	The Company shall forthwith upon termination pay to the Executive all accrued and unpaid remuneration, fees and expenses due under the terms of this Agreement, less any amounts owing by the Executive to the Company or to any Associated Undertaking.

20.3	The termination of this Agreement shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

21	PROTECTIVE COVENANTS

21.1	Use of Confidential Information

21.1.1	The Executive shall not during the continuance of this Agreement or at any time thereafter except as authorised by the Board in the proper performance of his duties hereunder disclose or cause to be disclosed to any person or use for his own purposes or for any purposes other than those of the Company or any Associated Undertaking any Confidential Information which he may have received or obtained during his employment with the Company or during the continuance of this Agreement or information in respect of which the Company or any Associated Undertaking is bound by an obligation of confidence to a third party and he shall use his best endeavours to prevent the publication or disclosure of any such information.

21.1.2	All notes, memoranda, documents, records and writing made, received or obtained by the Executive on any matters relating to the organisation, business, finance, customers, suppliers, dealings, transactions or affairs of the Company or any Associated Undertaking shall be treated as confidential and shall be and remain the property of the Company or such Associated Undertaking (as the case may be) and shall be delivered by the Executive to the Company or such Associated Undertaking (as the case may be) forthwith upon request.

21.1.3	The restrictions contained in this clause shall not apply to:

(a)	any disclosure authorised by the Board or required in the ordinary and proper course of the Executive’s employment under this Agreement or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

(b)	any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Executive’s employment by the Company or is in the public domain otherwise than as a result of a breach of this clause.

21.2	Competition

During the continuance of this Agreement and for a period of 12 months after its termination (howsoever caused) the Executive shall not within the Territory, without the prior written consent of the Company;

21.2.1	be engaged, concerned or interested either directly or indirectly in any capacity either on his own behalf of in conjunction with or on behalf of any person, firm, company, business, concern or enterprise whatsoever in the Relevant Business or in any business wholly or partly in competition with the Relevant Business; or

21.2.2	actively compete with the Company or an Associated Undertaking or undertake any planning for any business that is a “competitive business” (as defined in the Proprietary Invention Agreement)

21.2.3	directly or indirectly in any capacity either on his own behalf or in conjunction with or on behalf of any other person, firm, company, business, concern or enterprise whatsoever;

(a)	solicit or entice or endeavour to solicit or entice away from the service of the Company or any Associated Undertaking any person employed by the Company or any Associated Undertaking in any capacity whatsoever whether or not such person would commit a breach of his contract of employment by reason of leaving such service;

(b)	canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided or any goods dealt in by the Company or any Associated Undertaking or any firm, company, business, concern or enterprise whatsoever who is or was at any time during the period of 6 months immediately preceding the termination of this Agreement employed by, customer of or supplier to or in the habit of dealing with the Company or any Associated Undertaking or who is or had been during the said 6 month period negotiating with the Company for the supply of such services or goods;

(c)	interfere or seek to interfere to take steps as may interfere with the continuance of supplies to the Company or any Associated Undertaking (or the terms relating to such supplies) from any persons who are or who have been supplying components, materials, goods or services to the Company or to any Associated Undertaking at any time during the 6 month period immediately preceding termination of this Agreement; or

(d)	use in connection with any business any name that includes the name of the Company or any Associated Undertaking or any colourable imitation of such names.

21.2.4	Nothing contained in this clause shall act to prevent the Executive from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company.

22	BINDING ON SUCCESSORS

This Agreement shall be binding upon and enure to the benefit of the respective parties hereto and their respective personal representatives, successors and permitted assigns.

23 WAIVER, RELEASE AND REMEDIES

23.1	A waiver by the Company of any breach by the Executive of any of the terms, provisions or conditions of this Agreement or the acquiescence of the Company in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

23.2	Any remedy or right conferred upon the Company for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or otherwise provided for by law.

23.3	No failure or delay by the Company in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, remedy, right, power or privilege.

24	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting one and the same instrument.

25	NOTICES

Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand against receipt of the addressee or if transmitted by fax or sent by prepaid registered post addressed to the party to whom such notice is to be given at the address set out for such party herein (or such other address as such party may from time to time designate in writing to the other party hereto in accordance with the provisions of this clause). Any such notice shall be deemed to have been duly given if delivered at the time of delivery, if transmitted by fax at the time of termination of the transmission and if sent by prepaid registered post as aforesaid forty eight hours after the same shall have been posted.

26	VARIATION

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

27	WHOLE AGREEMENT

This Agreement contains the whole agreement between the parties hereto relating to the transactions provided for in this Agreement and supersedes all previous agreements (if any) between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.

28	TERMS OF EMPLOYMENT (INFORMATION) ACT 1994

This Agreement shall form the statement of the Executive’s terms and conditions of employment in compliance with the provisions of the Terms of Employment (Information) Act 1994.

29	SEVERABILITY

The Executive hereby acknowledges and agrees that each clause in this Agreement, and every part thereof, are entirely separate and independent (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable and enforceable accordingly and that the duration, extent and application of each such clause, and every part thereof, is no greater than is reasonable and necessary for protection of the legitimate interests of the Company and that if any such clause, or any part thereof, shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the geographical area dealt with thereby was reduced the said clause, or part thereof, shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid, effective and enforceable and shall be deemed to have been amended accordingly so that such clause, or part thereof, shall be construed by such court by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then apply.

30	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to deal with all disputes arising from on touching upon this Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed on the date shown at the beginning of this Agreement.

PRESENT WHEN THE COMMON SEAL of SOLARWINDS SOFTWARE EUROPE LIMITED was affixed hereto:-

/s/ Kevin B. Thompson
Kevin B. Thompson

SIGNED by DAVID OWENS in the presence of:-

/s/ David Owens
David Owens